Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eagle Bancorp Montana, Inc. (the “Company”) of our report dated March 9, 2022, relating to the consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Moss Adams LLP

Everett, Washington

May 27, 2022